Liberty Energy Inc. Announces Second Quarter 2025 Financial and Operational Results
July 24, 2025
Liberty Energy Inc. (NYSE: LBRT; “Liberty” or the “Company”) today reported second quarter 2025 financial and operational results.
Summary Results and Highlights
•Revenue of $1.0 billion, a 7% sequential increase
•Net income of $71 million, or $0.43 fully diluted earnings per share (“EPS”)
•Adjusted EBITDA1 of $181 million, an 8% sequential increase
•Delivered 7% TTM Adjusted Pre-Tax Return on Capital Employed (“ROCE”)2
•Distributed $13 million to shareholders through cash dividends
•Commenced field testing of Liberty’s latest digiPrime technology using a natural gas variable speed engine
•Completed Liberty’s PropX slurry pipe system field trial for enhanced last-mile delivery of sand
•Announced strategic collaborations to supply integrated power solutions for potential data center and industrial developments in Pennsylvania and Colorado
•Announced strategic alliance with Oklo to provide integrated utility scale power solutions for data centers
•Expanded ABL facility to $750 million from $525 million to support strategic growth in power generation
“Liberty delivered an exceptional second quarter amidst increased macroeconomic uncertainty and energy sector volatility. Revenue and Adjusted EBITDA1 increased 7% and 8% sequentially, respectively, against an industry backdrop of softening completions activity. This strong performance is a direct reflection of the outstanding contributions of our team, safely driving record efficiencies and increased utilization that more than offset industry pricing headwinds,” commented Ron Gusek, Chief Executive Officer. “We are leveraging our full suite of completion services, including frac, wireline, sand, logistics, fueling services and top tier engineering and diagnostic tools, to drive increased engagement with our customers.”
“We are excited to bolster our technology leadership with rapid progress on our cutting-edge digiPrime enhancement with the industry’s first variable speed natural gas reciprocating engine. Our successful development and field testing during the second quarter reflect our commitment to continued innovation in high efficiency, low emission technologies,” continued Mr. Gusek. “We also completed the successful field trial of the industry’s first last-mile sand slurry system. By transporting sand slurry via pipe, our system is expected to reduce costs, improve delivery reliability, and decrease dust, emissions and road maintenance for our customers.”
“Growing power demand from data centers and industrial users necessitates a collaborative approach to address power service requirements that increasingly surpass the traditional utility offering. During the second quarter, we announced two strategic alliances for the development of power facilities. In Pennsylvania, we are collaborating with Range Resources and Imperial Land Corporation to provide power services at a strategically located industrial park tailored for scalable development with advantaged access to Marcellus natural gas. In Colorado, our strategic alliance with AltitudeX Aviation Group will support a proposed development at the Colorado Air & Space Port powered by a Liberty microgrid,” continued Mr. Gusek. “These partnerships address the barriers that commercial and industrial developers face, including access to suitable land, integrated power management solutions, and reliable fuel supply. Together, we offer a turnkey solution that combines on-site generation, market integration, and infrastructure readiness to meet the evolving needs of high demand users.”
1    “Adjusted EBITDA” is not presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). Please see the supplemental financial information in the table under “Reconciliation of Net Income to EBITDA and Adjusted EBITDA” at the end of this earnings release for a reconciliation of the non-GAAP financial measure of Adjusted EBITDA to its most directly comparable GAAP financial measure.
2    Adjusted Pre-Tax Return on Capital Employed is a non-U.S. GAAP operational measure. Please see the supplemental financial information in the table under “Calculation of Adjusted Pre-Tax Return on Capital Employed” at the end of this earnings release for a calculation of this measure.
3    “Adjusted Net Income” and “Adjusted Net Income per Diluted Share” are not presented in accordance with U.S. GAAP. Please see the supplemental financial information in the table under “Reconciliation of Net Income and Net Income per Diluted Share to Adjusted Net Income and Adjusted Net Income per Diluted Share” at the end of this earnings release for a reconciliation of the non-GAAP financial measures of Adjusted Net Income and Adjusted Net Income per Diluted Share to the most directly comparable GAAP financial measures.

“Our recently announced collaboration with Oklo represents an exciting path towards delivering integrated, next generation power solutions for sophisticated large load customers. This comprehensive approach combines the speed to market of Liberty’s Forte℠ distributed natural gas power and high-performance load management solution to meet immediate demand, with a path to integrate grid power management and baseload small modular nuclear reactors,” continued Mr. Gusek. “As energy systems evolve, our blended solution provides long-term, reliable power that utilizes breakthrough technology and energy management solutions.”
“As we look ahead, the strategic investment we have made in completions through cycles enhances our ability to support customers in an evolving landscape. We are leveraging our integrated suite of completion services, cutting-edge technologies, industry leading partnerships and the dedication of our exceptional team to navigate market uncertainties. Within our power business, LPI delivers a robustly engineered, end-to-end energy solution uniquely integrating on-site generation and load management, ISO market participation, and advantaged retail supply, creating a comprehensive, flexible approach that redefines reliability and cost efficiency in deregulated regions,” continued Mr. Gusek. “We’re excited by LPI’s future growth and its ability to contribute to our track record of delivering superior long-term returns, while balancing disciplined investment with a strong balance sheet through cycles.”
Outlook
While oil markets continue to evolve in response to dynamic global economic and geopolitical developments, North American production has remained relatively stable. As the world’s largest supplier of oil and natural gas, U.S. producers continue to play a vital role in delivering reliable energy to global markets, supporting domestic industrial activity and power demand, and providing strategic leverage in the geopolitical landscape.
Recent events, ranging from shifting tariff policies to rising regional hostilities and mixed economic signals affecting global oil demand, have not yet driven a meaningful North American production response. Larger, well-capitalized producers with strong balance sheets and highly efficient operations enjoy healthy well economics, enabling them to weather commodity price volatility. Intra-quarter price fluctuations created hedging opportunities, further tempering supply side reactions.
Producers are targeting a relatively flat production profile, sustaining a baseline of frac activity to offset the natural decline of producing wells. Completions activity is anticipated to gradually slow during the second half of the year, reflecting disciplined capital deployment and contributing to market pricing pressure on services. This slowdown in activity is expected to accelerate equipment cannibalization and attrition, which fundamentally improves the supply and demand dynamics within the services industry over the cycle.
Today’s larger producers require a technically superior service offering to meet the rising demand for efficiencies and engineering support that few service companies are positioned to deliver. Liberty’s unmatched portfolio breadth, integrated services, and technical innovation uniquely enable us to deliver greater value to our customers and drive outperformance.
“Amidst market pressures and near-term reductions in customer activity, we are planning to modestly reduce our deployed fleet count and reposition this horsepower to support our expanded simulfrac offering for long-term partners,” continued Mr. Gusek. “We have created a unique competitive position that allows us to stay agile in dynamic markets while maintaining strong long-term advantages, underpinned by our scale, technology leadership, vertical integration and a fortress-like balance sheet. We are excited by the road ahead and our emerging growth opportunities.”
Cash Dividend
During the quarter ended June 30, 2025, the Company paid a quarterly cash dividend of $0.08 per share of Class A common stock, or approximately $13 million in aggregate to shareholders.
On July 15, 2025, the Board declared a cash dividend of $0.08 per share of Class A common stock, to be paid on September 18, 2025 to holders of record as of September 4, 2025.

Future declarations of quarterly cash dividends are subject to approval by the Board of Directors and to the Board’s continuing determination that the declarations of dividends are in the best interests of Liberty and its stockholders. Future dividends may be adjusted at the Board’s discretion based on market conditions and capital availability.
Second Quarter Results
For the second quarter of 2025, revenue was $1.0 billion, a decrease of 10% from $1.2 billion in the second quarter of 2024 and an increase of 7% from $977 million in the first quarter of 2025.
Net income (after taxes) totaled $71 million for the second quarter of 2025 compared to $108 million in the second quarter of 2024 and $20 million in the first quarter of 2025.
Adjusted Net Income3 (after taxes) totaled $20 million for the second quarter of 2025 compared to $103 million in the second quarter of 2024 and $7 million in the first quarter of 2025.
Adjusted EBITDA1 of $181 million for the second quarter of 2025 decreased 34% from $273 million in the second quarter of 2024 and increased 8% from $168 million in the first quarter of 2025.
Fully diluted earnings per share of $0.43 for the second quarter of 2025 compared to $0.64 for the second quarter of 2024 and $0.12 for the first quarter of 2025.
Adjusted Net Income per Diluted Share3 of $0.12 for the second quarter of 2025 compared to $0.61 for the second quarter of 2024 and $0.04 for the first quarter of 2025.
Please refer to the tables at the end of this earnings release for a reconciliation of Adjusted EBITDA, Adjusted Net Income, and Adjusted Net Income per Diluted Share (each, a non-GAAP financial measure) to the most directly comparable GAAP financial measures.
Balance Sheet and Liquidity
As of June 30, 2025, Liberty had cash on hand of $20 million and total debt of $160 million, drawn on the secured asset-based revolving credit facility. Total liquidity, including availability under the credit facility, was $276 million as of June 30, 2025.
In July 2025, Liberty expanded its credit facility to provide for a $225 million increase in aggregate commitments to $750 million, subject to borrowing base limitations.
Conference Call
Liberty will host a conference call to discuss the results at 8:00 a.m. Mountain Time (10:00 a.m. Eastern Time) on Friday, July 25, 2025. Presenting Liberty’s results will be Ron Gusek, Chief Executive Officer, and Michael Stock, Chief Financial Officer.
Individuals wishing to participate in the conference call should dial (833) 255-2827, or for international callers, (412) 902-6704. Participants should ask to join the Liberty Energy call. A live webcast will be available at http://investors.libertyenergy.com. The webcast can be accessed for 90 days following the call. A telephone replay will be available shortly after the call and can be accessed by dialing (877) 344-7529, or for international callers (412) 317-0088. The passcode for the replay is 7843160. The replay will be available until August 1, 2025.

About Liberty
Liberty Energy Inc. (NYSE: LBRT) is a leading energy services company. Liberty is one of the largest providers of completion services and technologies to onshore oil, natural gas, and enhanced geothermal energy producers in North America. Liberty also owns and operates Liberty Power Innovations LLC, providing advanced distributed power and energy storage solutions for the commercial and industrial, data center, energy, and mining industries. Liberty was founded in 2011 with a relentless focus on value creation through a culture of innovation and excellence and the development of next generation technology. Liberty is headquartered in Denver, Colorado. For more information, please visit www.libertyenergy.com and www.libertypowerinnovations.com, or contact Investor Relations at IR@libertyenergy.com.
Non-GAAP Financial Measures
This earnings release includes unaudited non-GAAP financial and operational measures, including EBITDA, Adjusted EBITDA, Adjusted Net Income, Adjusted Net Income per Diluted Share, and Adjusted Pre-Tax Return on Capital Employed (“ROCE”). We believe that the presentation of these non-GAAP financial and operational measures provides useful information about our financial performance and results of operations. We define Adjusted EBITDA as EBITDA adjusted to eliminate the effects of items such as non-cash stock-based compensation, new fleet or new basin start-up costs, fleet lay-down costs, gain or loss on the disposal of assets, gain or loss on investments, net, bad debt reserves, transaction and other costs, the loss or gain on remeasurement of liability under our tax receivable agreements, and other non-recurring expenses that management does not consider in assessing ongoing performance.
Our board of directors, management, investors, and lenders use EBITDA and Adjusted EBITDA to assess our financial performance because it allows them to compare our operating performance on a consistent basis across periods by removing the effects of our capital structure (such as varying levels of interest expense), asset base (such as depreciation, depletion, and amortization) and other items that impact the comparability of financial results from period to period. We present EBITDA and Adjusted EBITDA because we believe they provide useful information regarding the factors and trends affecting our business in addition to measures calculated under U.S. GAAP.
We present Adjusted Net Income and Adjusted Net Income per Diluted Share because we believe such measures provide useful information to investors regarding our operating performance by excluding the after-tax impacts of unusual or one-time benefits or costs, including items such as gain or loss on investments, net and transaction and other costs, primarily because management views the excluded items to be outside of our normal operating results. We define Adjusted Net Income as net income after eliminating the effects of such excluded items and Adjusted Net Income per Diluted Share as Adjusted Net Income divided by the number of weighted average diluted shares outstanding. Management analyzes net income without the impact of these items as an indicator of performance to identify underlying trends in our business.
We define ROCE as the ratio of adjusted pre-tax net income (adding back income tax and certain adjustments that include tax receivable agreement impacts, gain or loss on investments, net, and transaction and other costs, when applicable) for the twelve months ended June 30, 2025 to Average Capital Employed. Average Capital Employed is the simple average of total capital employed (both debt and equity) as of June 30, 2025 and June 30, 2024. ROCE is presented based on our management’s belief that this non-GAAP measure is useful information to investors when evaluating our profitability and the efficiency with which management has employed capital over time. Our management uses ROCE for that purpose. ROCE is not a measure of financial performance under U.S. GAAP and should not be considered an alternative to net income, as defined by U.S. GAAP.
Non-GAAP financial and operational measures do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies. The presentation of non-GAAP financial and operational measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with U.S. GAAP. See the tables entitled Reconciliation and Calculation of Non-GAAP Financial and Operational Measures for a reconciliation or calculation of the non-GAAP financial or operational measures to the most directly comparable GAAP measure.

Forward-Looking and Cautionary Statements
The information above includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included herein concerning, among other things, statements about our expected growth from recent acquisitions, expected performance, future operating results, oil and natural gas demand and prices and the outlook for the oil and gas industry, outlook for the power industry, future global economic conditions, improvements in operating procedures and technology, our business strategy and the business strategies of our customers, the impact of policy, legislative, and regulatory changes, the deployment of fleets in the future, planned capital expenditures, future cash flows and borrowings, pursuit of potential acquisition opportunities, our financial position, return of capital to stockholders, business strategy and objectives for future operations, are forward-looking statements. These forward-looking statements are identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “outlook,” “project,” “plan,” “position,” “believe,” “intend,” “achievable,” “forecast,” “assume,” “anticipate,” “will,” “continue,” “potential,” “likely,” “should,” “could,” and similar terms and phrases. However, the absence of these words does not mean that the statements are not forward-looking. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties. The outlook presented herein is subject to change by Liberty without notice and Liberty has no obligation to affirm or update such information, except as required by law. These forward-looking statements represent our expectations or beliefs concerning future events, and it is possible that the results described in this earnings release will not be achieved. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in Liberty's filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements.
Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, we do not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for us to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in “Item 1A. Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2024 as filed with the SEC on February 6, 2025, in our Form 10-Q for the quarter ended March 31, 2025 as filed with the SEC on April 17, 2025 and in our other public filings with the SEC. These and other factors could cause our actual results to differ materially from those contained in any forward-looking statements.
Contact:
Michael Stock
Chief Financial Officer
Anjali Voria, CFA
Vice President of Investor Relations
303-515-2851
IR@libertyenergy.com

Liberty Energy Inc.
Selected Financial Data
(unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2025	2025	2024	2025	2024
Statement of Operations Data:	(amounts in thousands, except for per share data)
Revenue	$1,042,521	$977,461	$1,159,884	$2,019,982	$2,233,009
Costs of services (exclusive of depreciation, depletion, and amortization shown separately below)	812,107	761,616	835,798	1,573,723	1,618,478
General and administrative (1)	58,344	65,775	57,700	124,119	110,686
Transaction and other costs	—	811	—	811	—
Depreciation, depletion, and amortization	129,366	127,742	123,305	257,108	246,491
Loss on disposal of assets, net	5,631	3,345	1,248	8,976	88
Total operating costs and expenses	1,005,448	959,289	1,018,051	1,964,737	1,975,743
Operating income	37,073	18,172	141,833	55,245	257,266
Gain on investments, net	(68,242)	(19,288)	(7,201)	(87,530)	(7,201)
Interest expense, net	10,162	9,543	8,063	19,705	15,126
Net income before income taxes	95,153	27,917	140,971	123,070	249,341
Income tax expense	24,137	7,806	32,550	31,943	59,028
Net income	71,016	20,111	108,421	91,127	190,313
Net income per common share:
Basic	$0.44	$0.12	$0.65	$0.56	$1.14
Diluted	$0.43	$0.12	$0.64	$0.55	$1.12
Weighted average common shares outstanding:
Basic	161,865	161,938	166,210	161,901	166,268
Diluted	164,243	165,784	169,669	165,041	170,647

Other Financial and Operational Data
Capital expenditures (2)	$134,046	$120,878	$134,081	$254,924	$276,074
Adjusted EBITDA (3)	$180,798	$168,150	$273,256	$348,948	$518,042

(1)General and administrative costs for the three months ended March 31, 2025 and six months ended June 30, 2025 include $10.2 million of non-cash stock-based compensation expense related to the resignation of the Company’s former Chief Executive Officer upon confirmation as Secretary of Energy of the United States.
(2)Net capital expenditures presented above include investing cash flows from purchase of property and equipment, excluding acquisitions, net of proceeds from the sales of assets.
(3)Adjusted EBITDA is a non-GAAP financial measure. See the tables entitled “Reconciliation and Calculation of Non-GAAP Financial and Operational Measures” below.

Liberty Energy Inc.
Condensed Consolidated Balance Sheets
(unaudited, amounts in thousands)
	June 30,	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$19,563	$19,984
Accounts receivable and unbilled revenue	607,333	539,856
Inventories	201,268	203,469
Prepaids and other current assets	93,213	85,214
Total current assets	921,377	848,523
Property and equipment, net	1,929,426	1,890,998
Operating and finance lease right-of-use assets	376,273	356,435
Other assets	127,931	119,402
Investment in equity securities	86,041	81,036
Total assets	$3,441,048	$3,296,394
Liabilities and Equity
Current liabilities:
Accounts payable and accrued liabilities	$684,273	$571,305
Current portion of operating and finance lease liabilities	109,105	95,218
Total current liabilities	793,378	666,523
Long-term debt	160,000	190,500
Noncurrent portion of operating and finance lease liabilities	247,779	247,888
Deferred tax liability	137,728	137,728
Payable pursuant to tax receivable agreements	67,180	74,886
Total liabilities	1,406,065	1,317,525

Stockholders’ equity:
Common stock	1,620	1,619
Additional paid in capital	962,840	977,484
Retained earnings	1,084,192	1,019,517
Accumulated other comprehensive loss	(13,669)	(19,751)
Total stockholders’ equity	2,034,983	1,978,869
Total liabilities and equity	$3,441,048	$3,296,394

Liberty Energy Inc.
Reconciliation and Calculation of Non-GAAP Financial and Operational Measures
(unaudited, amounts in thousands)
Reconciliation of Net Income to EBITDA and Adjusted EBITDA
	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2025	2025	2024	2025	2024
Net income	$71,016	$20,111	$108,421	$91,127	$190,313
Depreciation, depletion, and amortization	129,366	127,742	123,305	257,108	246,491
Interest expense, net	10,162	9,543	8,063	19,705	15,126
Income tax expense	24,137	7,806	32,550	31,943	59,028
EBITDA	$234,681	$165,202	$272,339	$399,883	$510,958
Stock-based compensation expense	8,101	18,080	6,870	26,181	14,197
Gain on investments, net	(68,242)	(19,288)	(7,201)	(87,530)	(7,201)
Loss on disposal of assets, net	5,631	3,345	1,248	8,976	88
Transaction and other costs	—	811	—	811	—
Provision for credit losses	627	—	—	627	—
Adjusted EBITDA	$180,798	$168,150	$273,256	$348,948	$518,042

Reconciliation of Net Income and Net Income per Diluted Share to Adjusted Net Income and Adjusted Net Income per Diluted Share
	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2025	2025	2024	2025	2024
Net income	$71,016	$20,111	$108,421	$91,127	$190,313
Adjustments:
Less: Gain on investments, net	(68,242)	(19,288)	(7,201)	(87,530)	(7,201)
Add back: Transaction and other costs	—	811	—	811	—
Total adjustments, before income taxes	(68,242)	(18,477)	(7,201)	(86,719)	(7,201)
Income tax benefit of adjustments	(17,373)	(5,174)	(1,707)	(22,547)	(1,707)
Adjusted Net Income	$20,147	$6,808	$102,927	$26,955	$184,819

Diluted weighted average common shares outstanding	164,243	165,784	169,669	165,041	170,647
Net income per diluted share	$0.43	$0.12	$0.64	$0.55	$1.12
Adjusted Net Income per Diluted Share	$0.12	$0.04	$0.61	$0.16	$1.08

Calculation of Adjusted Pre-Tax Return on Capital Employed
	Twelve Months Ended
	June 30,
	2025	2024
Net income	$216,824
Add back: Income tax expense	60,176
Add back: Loss on remeasurement of liability under tax receivable agreements (1)	3,210
Less: Gain on investments, net	(129,556)
Add back: Transaction and other costs	811
Adjusted Pre-tax net income	$151,465
Capital Employed
Total debt	$160,000	$147,000
Total equity	2,034,983	1,936,895
Total Capital Employed	$2,194,983	$2,083,895

Average Capital Employed (2)	$2,139,439
Adjusted Pre-Tax Return on Capital Employed (3)	7%

(1)Loss on remeasurement of the liability under tax receivable agreements is a result of a change in the estimated future effective tax rate and should be excluded in the determination of adjusted pre-tax return on capital employed.
(2)Average Capital Employed is the simple average of Total Capital Employed as of June 30, 2025 and 2024.
(3)Adjusted Pre-tax Return on Capital Employed is the ratio of Adjusted pre-tax net income for the twelve months ended June 30, 2025 to Average Capital Employed.